SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 16, 2008
(Date of Report - Date of Earliest Event Reported)

Unicorp, Inc.

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

2-73389 (Commission File Number)	75-1764386 (IRS Employer Identification No.)

5075 Westheimer, Suite 975, Houston, TX 77056
(Address of principal executive offices, including zip code)

(713) 402-6700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On January 16, 2008, Unicorp, Inc. (the “Company”) entered into an employment agreement (“Employment Agreement”) effective January 1, 2008, with Carl A. Chase, pursuant to which Mr. Chase will provide the Company with management and administrative assistance as the Company’s Chief Financial Officer (“CFO”).

Pursuant to the terms of the Employment Agreement, Mr. Chasehas agreed to serve as the Company’s CFO through December 31, 2009.  Mr. Chaseis to receive an annual base salary of $180,000.  The Employment Agreement also provides for a car allowance.  In the event of Mr. Chase’s termination by the Company for any reason other than for cause or death, he shall continue to be paid, as severance pay, an amount equal to his salary at the time of termination until the later of: (i) the end of twelve months from the date of hire, or (ii) 180 calendar days from the date of the termination.  Except for the severance pay, the Company shall not have any further obligations except for (a) obligations occurring prior to the date of termination, and (b) obligations, promises or covenants contained therein which are expressly made to extend beyond the term of the Employment Agreement.  Mr. Chase’s employment agreement contains confidentiality provisions consistent with his fiduciary duty obligations owed to the Company.

Mr. Chase is entitled to receive up to 75% of his base salary based upon specific goals and targets approved by the Board of Directors, which goals and objectives are yet to be determined.

Item 9.01                       Financial Statements and Exhibits

EXHIBIT NO.           IDENTIFICATION OF EXHIBIT

  10.1               Employment Agreement between Unicorp and Carl A. Chase

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 18, 2008                                                                            UNICORP, INC.
                          (Registrant)

By:/s/ Robert P. Munn
Robert P. Munn, Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.                IDENTIFICATION OF EXHIBIT

     10.1                            Employment Agreement between Unicorp and Carl A. Chase